                                                                    Exhibit 99.1


                                                        Contact: Brian K. Miller
                                                        Vice President - Finance
                                                        Tyler Technologies, Inc.
                                                                  (972) 713-3720
                                                          bmiller@tylerworks.com

                                                           FOR IMMEDIATE RELEASE

                     TYLER TECHNOLOGIES REPORTS 54% INCREASE
                      IN NET INCOME FOR SECOND QUARTER 2003

   BOARD APPOINTS JOHN MARR, JR. TO CHIEF OPERATING OFFICER POST AND INCREASES
              SHARE REPURCHASE AUTHORIZATION BY ONE MILLION SHARES


DALLAS, JULY 31, 2003 -- Dallas-based Tyler Technologies, Inc. (NYSE: TYL) today reported that net income for the quarter ended June 30, 2003 increased 54% over the same quarter of 2002, fueled by a 28% increase in software-related revenues.

Tyler also announced that its Board has appointed John Marr, Jr. to the newly created position of Chief Operating Officer of the Company and has increased the Company's common stock repurchase authorization by one million shares.

Net income for the three months ended June 30, 2003 was $2.0 million, or $0.04 per diluted share. Net income for the quarter ended June 30, 2002 was $1.3 million, or $0.03 per share.

Total revenues for the quarter ended June 30, 2003 increased 8% to $36.1 million from $33.6 million in the quarter ended June 30, 2002. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 28% for the quarter, while appraisal services revenues declined 33% following the completion of the initial three-year reassessment contract with Nassau County, New York.

Operating income for the quarter ended June 30, 2003 was $3.1 million, an increase of 35%, compared with operating income of $2.3 million in the same quarter of 2002.

For the second quarter of 2003, EBITDA, or earnings before interest, income taxes, depreciation and amortization, amounted to $5.2 million, or $0.12 per share. EBITDA for the second quarter of 2002 amounted to $4.2 million, or $0.08 per share.

Net income for the six months ended June 30, 2003 amounted to $19.3 million, or $0.42 per diluted share. Included in net income for the first half of 2003 is a gross realized gain of $23.2 million ($16.2 million, or $0.35 per share, after income taxes) in connection with the cash sale of Tyler's entire investment in H.T.E., Inc. (HTE) during the first quarter of 2003. Net income for the six months ended June 30, 2002 was $1.9 million, or $0.04 per share.

For the six months ended June 30, 2003, revenues increased 9% to $68.5 million from $62.5 million in 2002. Operating income for the first half of 2003 was $4.8 million, an increase of 47% compared to $3.3 million in the first half of 2002.

EBITDA for the six months ended June 30, 2003 was $32.3 million, or $0.70 per share (including $23.2 million, or $0.50 per share, relating to the gross realized gain on the sale of Tyler's investment in HTE). EBITDA for the first half of 2002 amounted to $7.2 million, or $0.14 per share.


                                     -MORE-

Tyler Technologies Reports 54% Increase In Net Income
For Second Quarter 2003
July 31, 2003
Page 2



Tyler ended the second quarter of 2003 with $27.5 million in cash and short-term investments, and no debt. Free cash flow (cash provided by operating activities minus capital expenditures) for the second quarter of 2003 was $3.5 million, compared to $1.9 million in the second quarter of 2002.

During the second quarter, the Company successfully completed the repurchase of 5,107,000 shares of its common stock at a price of $4.00 per share under its modified "Dutch auction" tender offer. Since August 16, 2002, the Company has repurchased a total of 7,482,200 shares of its common stock at an average cash cost of $3.99 per share. With the one million-share increase approved by Tyler's Board on July 29, 2003, the Company is currently authorized to repurchase up to an additional 2,017,800 shares of Tyler's common stock. The shares may be repurchased from time to time in the open market or through negotiated transactions. The amount and timing of purchases under the program will be subject to, among other things, the price and availability of the Company's shares and general market conditions. The repurchased shares may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

"The second quarter was another very solid quarter for Tyler Technologies," said John M. Yeaman, Tyler's President and Chief Executive Officer. "Our results show that Tyler works - for our customers and for our shareholders. Once again, we experienced strong growth in software-related revenues, which is indicative of the strength of our position in the local government market and the competitiveness of our products."

"Tyler's gross margin for the second quarter improved to 38.4% from 34.8% last year, reflecting a positive shift in our revenue mix to a greater proportion of high-margin software revenues," continued Mr. Yeaman. "Gross margin improvement was most evident with respect to software services and maintenance, as a result of greater efficiency in the utilization of our personnel and increased operating leverage."

"The reduction in our appraisal services revenues was in line with anticipated results following the completion of the initial three-year appraisal contract with Nassau County. However, we were very successful in signing new appraisal contracts in the first half of the year, including a $28 million, six-year follow-on contract with Nassau County and a $9 million contract with Franklin County, Ohio, and the long-term outlook for our appraisal business appears encouraging."

 "During the second quarter we continued to sign new business at a very good pace, and Tyler ended the quarter with a backlog of signed contracts at a record high level of $131 million," added Mr. Yeaman. "Although the market, particularly at the higher end, has clearly been impacted by the economy and government budget pressures, we are encouraged by our ability to continue to grow revenues and profits and gain market share during these uncertain times. Our balance sheet continues to grow stronger and we believe that Tyler Technologies is very well positioned to take advantage of emerging opportunities as the overall economy strengthens."


                                     -MORE-

Tyler Technologies Reports 54% Increase In Net Income
For Second Quarter 2003
July 31, 2003
Page 3



Mr. Yeaman noted, "Our confidence in the outlook for 2003 continues to increase and our view of the second half of the year remains positive. We continue to expect that total revenues for 2003 will grow between 8% and 10% over 2002, with solid growth in software-related revenues and a decrease in appraisal services revenues. We now expect that fully diluted earnings per share for the year 2003 will be between $0.53 and $0.55 per share, including $0.36 from the gain on the sale of our investment in HTE. EBITDA for 2003 is expected to be in the range of $44 million to $46 million, including the $23 million gain on the sale of the HTE investment. This guidance reflects the reduction in shares outstanding following our stock repurchases in the first half of 2003."

The naming of John Marr, Jr. to the newly created position of Chief Operating Officer of Tyler Technologies is part of a leadership succession plan established by Tyler's Board of Directors. Mr. Marr is scheduled to succeed Mr. Yeaman, 62, as Chief Executive Officer of Tyler in July 2004. At the same time, Mr. Yeaman will become Chairman of Tyler's Board of Directors, while remaining an officer of the Company. Mr. Marr's appointment as COO is effective immediately, and he will continue to serve as President of Tyler's MUNIS division and as a member of Tyler's Board of Directors and its Executive Committee.

Mr. Yeaman commented, "I'm very pleased that John Marr will take on this expanded role in Tyler's corporate management, and I look forward to continuing to work closely with him during and after this transition period. John has strong leadership skills, as well as many years of operational experience in the local government software market, which I believe will be extremely valuable as Tyler continues to grow."

Mr. Marr, 43, has 20 years of experience in the local government technology industry. He joined MUNIS, Inc. in 1983 and was President of MUNIS when Tyler acquired it in 1999. Since May 2002, Mr. Marr has also served on Tyler's Board of Directors. Mr. Marr holds a bachelor's degree in accounting from the University of Massachusetts.

Tyler also announced that Dustin Womble and Glenn Smith were appointed Executive Vice Presidents of the Company. Both men will take on expanded roles at the corporate level in addition to their current positions as leaders of Tyler divisions. Mr. Womble, 44, is President of Tyler's INCODE division and Mr. Smith, 50, is President of Tyler's Justice and Courts division and is a member of Tyler's Board of Directors.

"Tyler is very fortunate to have a great deal of depth and experience throughout our senior management team," continued Mr. Yeaman. "Their industry experience, understanding of our customers' needs, and technical expertise have been major factors in Tyler's growth and success over the past few years. Our operating units are working well together and we have the management team in place to take advantage of the tremendous opportunities in our business. By assuming the additional responsibilities of these new corporate roles, I am certain that John, Glenn and Dusty will make increasingly important contributions to Tyler's future success."


                                     -MORE-

Tyler Technologies Reports 54% Increase In Net Income
For Second Quarter 2003
July 31, 2003
Page 4



Mr. Smith co-founded Tyler's Justice and Courts division in 1981 and joined Tyler when it acquired his company in 1998. He has been a member of Tyler's Board of Directors since June 2001 and is currently a member of the Board's Executive Committee. Mr. Smith holds a bachelor's degree in computer science from North Carolina State University.

Mr. Womble co-founded Tyler's INCODE division in 1981 and has served as President of INCODE since Tyler acquired the company in 1998. Mr. Womble has a bachelor's degree in management information systems from Texas Tech University.

Tyler Technologies has scheduled a conference call for July 31 at 10:00 a.m. Central Time, to discuss the Company's second quarter 2003 earnings. The conference call can be accessed by visiting the Company's homepage at http://www.tylerworks.com. A replay will be available on Tyler's Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices in 49 states, Canada and Puerto Rico. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


                          (Comparative results follow)


                                      ####



16-03

                            TYLER TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (Amounts in thousands, except per share data)
                                   (unaudited)

                                                               Three Months Ended June 30,           Six Months Ended June 30,
                                                              ----------------------------         ----------------------------
                                                                 2003              2002               2003              2002
                                                              ----------        ----------         ----------        ----------
Revenues:(1)
  Software licenses                                           $    6,157        $    5,264         $   11,617        $   10,578
  Software services                                                9,541             5,832             17,247            10,824
  Maintenance                                                     11,698            10,269             22,633            19,584
  Appraisal services                                               7,356            10,988             14,107            18,771
  Hardware and other                                               1,383             1,252              2,856             2,770
                                                              ----------        ----------         ----------        ----------
    Total revenues                                                36,135            33,605             68,460            62,527

Cost of revenues(1)
  Software licenses                                                1,519             1,394              3,063             2,463
  Software services and maintenance                               14,565            12,241             27,847            23,751
  Appraisal services                                               5,139             7,257              9,887            12,662
  Hardware and other                                               1,049             1,005              2,156             2,209
                                                              ----------        ----------         ----------        ----------
    Total cost of revenues                                        22,272            21,897             42,953            41,085

  Gross profit                                                    13,863            11,708             25,507            21,442

Selling, general and administrative expenses                      10,061             8,596             19,162            16,491
Amortization of acquisition intangibles                              725               831              1,510             1,665
                                                              ----------        ----------         ----------        ----------
  Operating income                                                 3,077             2,281              4,835             3,286

Gain on sale of investment security available-for-sale                --                --             23,233                --
Legal fees associated with affiliated investment                      --              (160)                --              (285)
Interest income (expense)                                            137                (5)               146                32
                                                              ----------        ----------         ----------        ----------
Income before income tax provision                                 3,214             2,116             28,214             3,033
Income tax provision                                               1,233               826              8,937             1,181
                                                              ----------        ----------         ----------        ----------
Net income                                                    $    1,981        $    1,290         $   19,277        $    1,852
                                                              ==========        ==========         ==========        ==========

Earnings per common share:
   Basic                                                      $     0.05        $     0.03         $     0.43        $     0.04
                                                              ==========        ==========         ==========        ==========
   Diluted                                                    $     0.04        $     0.03         $     0.42        $     0.04
                                                              ==========        ==========         ==========        ==========
EBITDA(2)                                                     $    5,204        $    4,246         $   32,349        $    7,218
                                                              ==========        ==========         ==========        ==========
EBITDA per diluted share                                      $     0.12        $     0.08         $     0.70        $     0.14
                                                              ==========        ==========         ==========        ==========

Weighted average common shares outstanding:
   Basic                                                          42,881            47,647             44,408            47,517
   Diluted                                                        44,796            50,405             46,259            50,066

----------

(1) Previously reported net revenues and cost of revenues were recast to reclassify as revenues certain expenses reimbursable from customers.

(2) EBITDA consists of income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented.


                                                                            Three Months Ended June 30,    Six Months Ended June 30,
                                                                            ---------------------------    -------------------------
                                                                               2003             2002         2003            2002
                                                                            ----------       ----------    --------       ----------
Net income                                                                    $  1,981       $  1,290      $ 19,277       $  1,852
Amortization of acquisition intangibles                                            725            831         1,510          1,665
Depreciation and other amortization included in cost of revenues
  and selling, general and administrative expenses                               1,402          1,294         2,771          2,552
Interest (income) expense                                                         (137)             5          (146)           (32)
Income tax provision                                                             1,233            826         8,937          1,181
                                                                              --------       --------      --------       --------
EBITDA (Six months ended June 30, 2003 includes $23,233
   gross realized gain on sale of investment security available-for-sale)     $  5,204       $  4,246      $ 32,349       $  7,218
                                                                              ========       ========      ========       ========

                            TYLER TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                    JUNE 30,
                                                      2003           December 31,
                                                   (unaudited)           2002
                                                   -----------       ------------
ASSETS
Current assets:
     Cash and cash equivalents                     $   15,436        $   13,744
     Short-term investments                            12,113                --
     Accounts receivable, net                          35,593            33,510
     Other current assets                               4,177             4,009
     Deferred income taxes                              1,197             1,197
                                                   ----------        ----------
           Total current assets                        68,516            52,460

Property and equipment, net                             6,418             6,819
Investment security available-for-sale                     --            27,196
Goodwill and other intangibles, net                    83,253            82,886
Other                                                     755               484
                                                   ----------        ----------
Total assets                                       $  158,942        $  169,845
                                                   ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                $   47,565        $   40,226
Long-term obligations, less current portion                --             2,550
Deferred income taxes                                   4,418             8,413
Shareholders' equity                                  106,959           118,656
                                                   ----------        ----------
Total liabilities and shareholders' equity         $  158,942        $  169,845
                                                   ==========        ==========